Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 30, 2012 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Raven Industries, Inc.’s Annual Report on Form 10-K for the year ended January 31, 2012.

/s/ PricewaterhouseCoopers LLP

Minneapolis, MN

June 11, 2012